Exhibit 99.1

NewsRelease

Teledyne Completes Acquisition of Micropac

THOUSAND OAKS, Calif. and GARLAND, Texas – December 30, 2024 – Teledyne Technologies Incorporated (NYSE:TDY) (“Teledyne”) and Micropac Industries, Inc. (OTC:MPAD) (“Micropac”) jointly announced today the successful completion of the previously announced merger of Micropac with a wholly-owned subsidiary of Teledyne.

Under the terms of the merger agreement, Micropac stockholders received $20.00 per share in cash without interest and subject to required withholding taxes. The all-cash transaction valued Micropac at approximately $57.3 million, taking into account Micropac’s net debt as of August 24, 2024.

Micropac, founded in 1963, designs and manufactures microelectronic circuits, optoelectronic components, and sensor and display assemblies, primarily for military, aerospace, and medical applications.

“We are delighted to welcome Micropac and its employees to the Teledyne family,” said Robert Mehrabian, Executive Chairman of Teledyne. “Likewise, Micropac is proud to join Teledyne, and we look forward to leveraging Teledyne’s additional market reach and technical capabilities, while maintaining the Micropac name and continuing to operate from our new state-of-the-art facility in Garland, Texas,” said Mark King, Chairman, President and Chief Executive Officer of Micropac.

About Teledyne

Teledyne is a leading provider of sophisticated digital imaging products and software, instrumentation, aerospace and defense electronics, and engineered systems. Teledyne’s operations are primarily located in the United States, Canada, the United Kingdom, and Western and Northern Europe. For more information, visit Teledyne’s website at www.teledyne.com.

About Micropac

Micropac is a diversified, high technology company located in Garland, Texas, specializing in high reliability microcircuit products and electronic assemblies, power products, sensors, displays, optical data transport products and optoelectronic components and assemblies. Micropac develops and manufactures complete custom designs to meet specific customer applications and requirements. Our products are being used throughout the world in a wide variety of military/aerospace, space, medical and industrial applications. Visit www.micropac.com for more information.

Forward Looking Statements Cautionary Notice

This press release contains forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995, relating to an acquisition of a company. Actual results could differ materially from these forward-looking statements. Many factors, including the ability of Teledyne and Micropac to achieve anticipated synergies, as well as market and economic conditions beyond either company’s control, could change anticipated results.

Contact:	Jason VanWees
+1.805.373.4542